Edward J. Gildea, President & CEO (617) 624-0111	PORTER, LEVAY & ROSE, INC. Michael Porter, President Marlon Nurse, VP – Investor Relations Jeff Myhre, VP – Editorial (212) 564-4700

FOR IMMEDIATE RELEASE

CONVERTED ORGANICS INC. DIRECTORS APPROVE DIVIDEND, SHAREHOLDERS RE-ELECT MEMBERS OF BOARD AT
ANNUAL MEETING

BOSTON, MA, June 12, 2007 — Converted Organics Inc. (NASDAQ: COIN, COINW, COINZ) today announced that its directors have approved a quarterly common stock dividend of one (1) share of common stock for each twenty (20) shares of common stock outstanding and its shareholders re-elected to the Board of Directors Robert E. Cell and Edward Stoltenberg. Also, shareholders approved the appointment of Carlin, Charron and Rosen Group LLP as independent Auditor for the Company.

The dividend shall be payable to all holders of record of the common stock on the last day of June 2007. No fractional shares will be issued in connection with this stock dividend program. These same terms composed the March 2007 dividend.

The shareholders re-elected Robert E. Cell and Edward Stoltenberg as directors to serve until 2010 when their terms expire and a successor is duly elected and qualified. In addition to being members of the Board, Mr. Cell is a member of the Audit Committee and the Chairman of the Compensation Committee, and Mr. Stoltenberg serves as the Audit Committee chairman.

Edward J. Gildea, President and CEO of Converted Organics, said, “This was a very productive shareholder meeting, and we look forward to the rest of 2007 with enthusiasm. The construction of our plant in Woodbridge, New Jersey continues according to schedule. We are working with the landlord and the local authorities to ensure a problem-free permit process. We have ordered some of the necessary equipment for the plant and we are in discussions with various suppliers over the specifications of additional machinery and equipment that we will order in the next few weeks.”

About Converted Organics Inc.
Converted Organics (NASDAQ: COIN), based in Boston, MA, is a development stage company dedicated to producing a valuable all natural, organic soil amendment or fertilizer product through food waste recycling. The company uses proven, state-of-the-art technologies to create a product that helps grow healthier food and improve environmental quality. Converted Organics plans to sell and distribute its environmentally-friendly fertilizer or biostimulant in the agribusiness, turf management, and retail markets.

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Converted Organics biostimulants will be produced in both a dry pellet and liquid concentrate. Converted Organics products have been tested in numerous field trials for more than a dozen crops with the result that, on average, the net value of the farmer’s crop increased 11-16% depending on the particular crop and product application. This is due in part to the disease suppression characteristics of the product which reduce or eliminate the need for other, costly, often toxic, crop protection applications. Increased use of nitrogen in commercial agriculture and turf grass applications such as golf courses has reduced the soil’s ability to absorb nitrogen and other nutrients. Using the products produced by Converted Organics helps restore the soil by replenishing these micronutrients. This reduces the amount nitrogen required in a virtuous cycle that benefits from long-term use. As a result, use of the product will reduce chemical run-off to streams, ponds and rivers, an objective with significant long-term benefits to the environment.

The products have a long shelf life compared to many other organic fertilizers. In a number of lab and field trials, the liquid product has been shown to be effective in mitigating powdery mildew, a leaf fungus that effects most plants and grasses and restricts the flow of water and nutrients to the plant. The company’s biostimulants can be used on a standalone basis or in combination with more traditional fertilizers and crop protection products. Converted Organics expects to benefit from increased regulatory focus on organic waste processing and on environmentally-friendly growing practices.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate” and “estimate,” the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company’s control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in “Risk Factors” in the prospectus, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.

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